Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Kosmos Energy Ltd. Long Term Incentive Plan of our report dated March 2, 2011, with respect to the consolidated financial statements and schedules of Kosmos Energy Holdings, included in the Registration Statement (Form S-1 No. 333-171700) and related Prospectus of Kosmos Energy Ltd.

/s/ Ernst & Young LLP

Dallas, Texas
May 16, 2011